Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2018 Equity Incentive Plan of Molecular Templates, Inc. of our reports dated March 13, 2020, with respect to the consolidated financial statements of Molecular Templates, Inc. and the effectiveness of internal control over financial reporting of Molecular Templates, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Austin, Texas
March 13, 2020